Exhibit 16.1

May 4, 2000


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549


Re:      Worlds.com Inc.

Dear Sir/Madam:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that was ratified on May 4, 2000, to be filed by our former client, Worlds.com Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Yours very truly,



 /s/ BDO Seidman, LLP